Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                         Stratford American Corporation

We have read Item 4 of Stratford American Corporation's Form 8-K dated February 14, 1996 and are in agreement with the statements contained in paragraph 4(a) therein.




Price Waterhouse LLP
Phoenix, Arizona
February 15, 1996